                                                                     EXHIBIT 1.1

LUSCAR ENERGY PARTNERSHIP

                                                           FOR IMMEDIATE RELEASE

TORONTO, ONTARIO, NOVEMBER 3, 2003. Luscar Energy Partnership (LEP) and Luscar Coal Ltd. (LCL) today released the following report on the third quarter ended September 30, 2003.

REPORT FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2003

HIGHLIGHTS

     -   Luscar acquires thermal coal assets in October, 2003

     -   Char facility to be expanded

     -   Mine-mouth thermal coal operations continue to perform strongly

     -   Long-term debt reduced by $86 million since December 31, 2002

     -   Cash balances increased by $23 million in third quarter

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis of financial results of Luscar Energy Partnership (LEP) and its wholly owned subsidiary Luscar Coal Ltd. (LCL) for the quarter ended September 30, 2003 should be read in conjunction with our unaudited consolidated financial statements and related notes contained in this interim report and our management discussion and analysis and the annual audited consolidated financial statements and related notes contained in our Form 20-F filed June 30, 2003 with the Securities and Exchange Commission (SEC). Our unaudited consolidated financial statements and related notes contained in this interim report have been prepared in accordance with Canadian generally accepted accounting principles. All amounts are in Canadian dollars unless otherwise stated and sales volumes are in metric units.

ACQUISITION OF THERMAL COAL ASSETS

On October 17, 2003 we acquired from our owners, Sherritt International Corporation (Sherritt) and Ontario Teachers' Pension Plan Board (Teachers'), all of the thermal coal assets and other mineral interests held by Sherritt Coal Partnership II. We have managed and operated these assets on behalf of our owners since they acquired them in February, 2003. The assets consist of (i) a 50% joint venture interest in the Genesee mine and the contract mining operations at the Highvale and Whitewood mines, all of which supply coal to adjacent power plants near Edmonton, Alberta, (ii) certain coal and potash royalty agreements, and (iii) substantial non-producing coal and mineral reserves and non-reserve assets. As part of the transaction to acquire these assets, we transferred $70.0 million in cash we had on hand and 3.0 million units of the Fording Canadian Coal Trust to our owners. The remaining value of the assets was satisfied by an equity injection from each of our owners. These transactions will be accounted for in the fourth quarter. The assets generated revenue of $66.9 million and $22.5 million in cost of sales for Fording Inc. in 2002, excluding earnings from the Highvale mine contract, which was held by Luscar at the time. Our financial results for the third quarter 2003 and for the nine months ended September 30, 2003 do not include the financial results of these assets.

We are providing certain financial and operating information focused on our ongoing thermal coal business with separate historical data on our disposed metallurgical coal operations. Prior period information has been restated to conform to this basis of presentation.

EXPANSION OF CHAR FACILITY

We have entered into a 10-year contract with an existing customer to expand the capacity of the char facilities at the Bienfait mine to meet additional sales demand. The $7 million expansion will increase annual production capacity of the char facilities by approximately 35,000 tonnes to 137,000 tonnes. The terms of the contract ensure we will realize an acceptable return on investment and product pricing will be escalated annually. Char sales for the nine months ended September 30, 2003 were 84,000 tonnes, which were primarily sold to charcoal briquette manufacturers. The expansion is expected to be completed during the first quarter of 2004.

REVIEW OF LUSCAR ENERGY PARTNERSHIP RESULTS

The year to date results do not include the operating results of the prairie assets acquired from our owners, effective October 17, 2003. LEP recorded a net loss of $2.9 million during the third quarter compared to a net loss of $16.6 for the same period last year. Net earnings for the nine months ended September 30, 2003 were $99.6 million higher than in the first nine months of last year due to a $56.5 million recovery of future income taxes, a $63.0 million non-cash, pre-tax foreign currency translation gain on LCL's 9.75% senior notes, and $21.4 million in pre-tax other income related to a lump sum payment from our customer at the Boundary Dam mine upon our repayment at maturity of one of our promissory notes. Results for the nine months ended September 30, 2003 also include a one-time pre-tax severance provision of $10.0 million related to the restructuring of our thermal coal business.

The following is a summary of certain of LEP's consolidated third quarter financial results:

                                                                     THREE MONTHS             NINE MONTHS
                                                                  ENDED SEPTEMBER 30      ENDED SEPTEMBER 30
                                                                  ------------------     --------------------
              (in thousands of Canadian dollars)                   2003       2002         2003        2002
                                                                  -------   --------     --------    --------
Revenue ......................................................    $87,150   $159,804     $291,381    $458,401
Cost of sales.................................................     62,812    129,104      223,170     360,039
                                                                  -------   --------     --------    --------
OPERATING MARGIN (1)..........................................     24,338     30,700       68,211      98,362
Selling, general and administrative expenses..................      4,077      2,977       20,754      10,498
Other income .................................................     (2,756)      (436)     (53,898)     (3,350)
                                                                  -------   --------     --------    --------
EBITDA (1)....................................................     23,017     28,159      101,355      91,214
Depreciation and amortization.................................     20,711     22,255       65,438      66,834
Interest expense..............................................     10,427     14,571       35,156      41,508
Foreign currency translation loss (gain)......................     (2,361)    16,877      (63,096)     (1,666)
                                                                  -------   --------     --------    --------
Earnings (loss) before income taxes...........................    $(5,760)  $(25,544)    $ 63,857    $(15,462)
                                                                  -------   --------     --------    --------

NET EARNINGS (LOSS) ..........................................    $(2,914)  $(16,596)    $110,225    $ 10,650
                                                                  =======   ========     ========    ========

(1) Operating margin and EBITDA do not have any standardized meaning prescribed by Canadian generally accepted accounting principles and are therefore unlikely to be comparable with similar measures presented by other issuers. Operating margin is defined as revenue less cost of sales. Operating margin has been used to measure performance of the mines. EBITDA is defined as revenue less cost of sales, selling, general and administrative costs, plus other income. EBITDA has been disclosed in order to provide an indication of revenue less cash operating expenses.

LEP's earnings before interest, taxes, depreciation and amortization during the third quarter amounted to $23.0 million, compared with $28.2 million for the same quarter last year. Operating margin was $6.4 million lower than in the third quarter last year and $30.2 million lower on a year to date basis due to oversupply in the export thermal coal markets, the transfer of the metallurgical assets to Fording, and the loss of the Highvale contract on December 31, 2002. Operating margin for the thermal export mines was a loss of $3.4 million for the third quarter and a loss of $14.1 million for the nine months ended September
30. Production has been suspended at the Obed mine and we expect the Coal Valley mine to be profitable beginning in the first quarter of 2004.

                                                                     THREE MONTHS             NINE MONTHS
                                                                  ENDED SEPTEMBER 30      ENDED SEPTEMBER 30
                                                                  ------------------     --------------------
                                                                    2003      2002         2003        2002
                                                                  -------   --------     --------    --------
COAL SHIPMENTS (in thousands of tonnes)
    Mine-mouth ...............................................      4,119      3,997       12,002      11,955
    Contract mine ............................................          -      3,039            -       9,551
    Other thermal ............................................      1,050      1,247        2,988       3,497
                                                                  -------   --------     --------    --------
    THERMAL ..................................................      5,169      8,283       14,990      25,003
    METALLURGICAL ............................................          -        697          474       1,940
                                                                  -------   --------     --------    --------
                                                                    5,169      8,980       15,464      26,943
                                                                  =======   ========     ========    ========

REVENUE (in thousands of Canadian dollars)
    THERMAL ..................................................    $87,150   $114,364     $262,123    $334,378
    METALLURGICAL ............................................          -     45,440       29,258     124,023
                                                                  -------   --------     --------    --------
                                                                  $87,150   $159,804     $291,381    $458,401
                                                                  =======    =======     ========    ========

Mine-mouth coal shipments totaled 4.1 million tonnes in the third quarter, up 3% from sales in the same period last year. Higher deliveries were made this quarter by all of our mine-mouth operations. Sales in 2003 do not include contract mine sales, which amounted to 9.6 million tonnes in 2002. Although there have been no contract mine sales in 2003, we have managed the operations at the Highvale, Whitewood and Genesee mines since our owners acquired these assets from Fording in February of this year. We have acquired these assets from our owners in October, 2003. Sales from the three mines were 4.2 million tonnes for the third quarter which is consistent with the same quarter last year. Shipments from our other thermal coal operations have been significantly impacted by oversupply in the export thermal coal markets and are below levels last year. This resulted in the suspension of production at Obed where mothballing of the coal preparation plant and other equipment is currently underway. The transfer of our metallurgical assets to Fording in the first quarter led to the elimination of metallurgical coal sales.

                                                                     THREE MONTHS             NINE MONTHS
                                                                  ENDED SEPTEMBER 30      ENDED SEPTEMBER 30
                                                                  ------------------     --------------------
                   (in Canadian dollars)                            2003      2002         2003        2002
                                                                  -------   --------     --------    --------
REALIZED PRICES
    Thermal...................................................    $ 16.86   $  13.81     $  17.48    $  13.37
    Metallurgical.............................................    $     -   $  65.19     $  61.72    $  63.93
COST OF SALES
    Thermal...................................................    $ 12.15   $  10.52     $  13.11    $   9.92
    Metallurgical.............................................    $     -   $  60.78     $  56.03    $  57.68
OPERATING MARGIN
    Thermal...................................................    $  4.71   $   3.29     $   4.37    $   3.45
    Metallurgical.............................................    $     -   $   4.41     $   5.69    $   6.25
CAPITAL EXPENDITURES
    Thermal...................................................    $ 1,274   $ 12,035     $ 12,134    $ 32,242
    Metallurgical.............................................    $     -   $  1,084     $    326    $  1,436

For the third quarter and for the year to date, average realized prices for thermal coal sales were higher than in the previous year. This was primarily due to exclusion of contract sales in 2003, which have relatively low realized pricing. Mine-mouth pricing continued to show a modest increase in line with low levels of inflation. This was partially offset by fewer export thermal shipments in 2003. Realized export thermal coal prices in the quarter were down 17% from the third quarter of 2002 due to weak markets and the strengthening Canadian dollar. Average realized prices on a year to date basis also increased due to a recovery in the first quarter of a $7.3 million Boundary Dam Crown royalty payment, which related to prior years. These royalty payments were recovered from our customer under the pass-through provisions of our coal supply agreement and as such did not affect our operating margin. Most of our mine-mouth operations have demonstrated relatively stable pricing from period to period. Going forward, mine-mouth operations will comprise a much larger portion of our business.

For the third quarter and for the nine months ended September 30, the average cost of sales at our thermal coal operations increased from 2002 because there was no lower-cost contract mining in the sales mix in 2003. In addition, for the nine months ended September 30 the carrying value of export thermal inventories were reduced by $8.3 million to reflect lower estimated net realizable value as a result of the weak export markets as well as the strength of the Canadian dollar. This was partially offset by fewer higher-cost export thermal shipments in the period. Year to date cost of sales in 2003 were also impacted by the $7.3 million Crown royalty charge at the Boundary Dam mine and severance of $5.0 million and other costs associated with the decision to suspend operations at the Obed Mountain mine. During the third quarter we disposed of the Specialty Products Division.

Our average thermal operating margins per tonne were higher in 2003 than in 2002 as lower margin contract sales were not included in the sales mix in 2003, which were partially offset by reduced shipments and margins in the thermal export market.

Other income was $2.8 million in the third quarter including $3.0 million in distributions from the Fording Canadian Coal Trust. Other income for the nine months ended September 30 was $53.9 million and included a $21.4 million lump sum payment from our customer at the Boundary Dam mine with respect to the retirement of the $45 million promissory note and its related sinking fund, a $25.6 million gain on the transfer of the metallurgical assets to Fording as well as $6.0 million in distributions from the Fording Canadian Coal Trust. The remaining $4.4 million of distributions received from the Fording Trust, which represented a special distribution guaranteed at the time the trust was created, was recorded as a return of capital, reducing the carrying value of the investment. The Fording Trust units were transferred to our owners in October as part of our acquisition of thermal coal properties.

Our collective bargaining agreement with the workforces at the Boundary Dam and Bienfait mines expired on June 30, 2003. Negotiations for a new agreement are continuing and are progressing as expected.

REVIEW OF INTEREST EXPENSE, OTHER FINANCING COSTS AND TAXES

During the third quarter, LEP reported interest expense of $10.4 million compared with $14.6 million in the third quarter of last year. Interest on our 9.75% senior notes, which are denominated in US dollars, decreased by $2.0 million this quarter due to the strengthening of the Canadian dollar against the US dollar. Interest on our promissory notes decreased by $1.0 million this quarter due to the repayment of one of the notes earlier in 2003. Interest was also higher in the third quarter last year due to a non-cash loss of $0.9 million related to our interest rate swap as well as higher costs for reclamation security related to the metallurgical assets.

LCL incurred interest expense of $13.3 million during the third quarter compared with $15.8 million in the third quarter of last year. Interest costs for LCL and LEP are similar, other than interest related to LCL's subordinated notes, which are held by LEP and eliminated on consolidation.

Foreign currency translation gains and losses are primarily non-cash and related to LCL's US$275 million 9.75% senior notes, reflecting fluctuations in the Canadian dollar. During the third quarter, we recognized a gain of $2.4 million as the Canadian dollar strengthened compared to a loss of $16.8 million in the second quarter last year. On a year to date basis, the foreign exchange gain was $63.1 million as compared to a $1.7 million gain last year.

During the nine months ended September 30, 2003, LEP recorded a tax recovery of $46.4 million on pre-tax earnings of $63.9 million as compared with a tax recovery of $26.1 million on pre-tax loss of $15.5 million in the same period last year. $56.5 million of future taxes recoverable in 2003 is attributable to the substantial enactment of taxation legislation introduced by the Canadian government that affects resource sector taxation. Resource company income tax rates will be reduced from 28% to 21% over a period of 5 years. In addition, a federal income tax provision for the deduction of provincial crown royalties will be eliminated and actual provincial crown royalties will become deductible for federal income tax purposes. The net impact of the changes is expected to be a reduction of federal income tax rates.

Following the acquisition of the thermal coal operations, which are situated in Alberta, we expect our effective tax rate will decrease further resulting in a decrease in our future income taxes. Our current operations generate a greater proportion of taxable income from Saskatchewan, a higher tax-rate jurisdiction. The current tax portion of our tax expense included $0.5 million of capital taxes this quarter compared to $0.6 million in the same period last year. Capital taxes are based on net capital employed in the business.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2003, LEP held cash and cash equivalents, including short-term deposits, of $87.2 million. $70 million in cash was transferred to our owners in October, 2003 to acquire the thermal coal assets. LEP's operating activities generated net cash, before changes in non-cash working capital, of $13.0 million during the three months ended September 30, 2003 as compared with $10.9 million for the third quarter of last year. Increases in other income due to distributions from the Fording Canadian Coal Trust and lower interest costs were offset by lower operating earnings due to the transfer of the metallurgical assets. Cash generated from non-cash working capital during the third quarter was $13.6 million primarily as a result of an increase in the interest payable resulting from interest accrued on the senior notes and promissory note, which will be paid in the fourth quarter. LEP generated $44.2 million of cash from non-cash working capital year to date in 2003 as inventories and prepaid overburden removal costs decreased due to the transfer of the metallurgical assets, including working capital balances. We invested $1.3 million in capital asset purchases during the third quarter, as compared with $13.1 million in the same quarter of last year. Spending was primarily to maintain and upgrade mine operations and was lower than last year when capital expenditures included costs associated with the dragline tub replacement at the Poplar River mine, a major project that was completed in 2002. Capital spending in the third quarter of 2002 included $1.1 million related to the transferred metallurgical operations and $5.0 million related to the Boundary Dam operation.

On May 18, 2003, the 12.75% promissory note with a Crown corporation for $45 million matured and was paid. Under the terms of a coal supply agreement, the $21.4 million excess of the principal amount over the sinking fund balance was recovered from our customer and included in other income in the second quarter.

Long-term debt of $423.6 million has declined by $86.1 million since December 31, 2002 due to the strengthening Canadian dollar and the repayment of the 12.75% promissory note.

CONTROLS AND PROCEDURES

Each of LEP and LCL has evaluated the effectiveness of the design and operation of its disclosure controls and procedures for the accurate and timely reporting of required information about it and its consolidated subsidiaries. Such evaluations were performed under the supervision of management, including the chief executive officer and chief financial officer, of each entity. Each of LEP and LCL has concluded that its respective disclosure controls and procedures were effective as at September 30, 2003. During the third quarter we substantially completed our conversion to a new information system. Our conversion procedures have been designed to maintain the integrity of our internal controls and as of the date of this report the conversion process has had no material adverse impact on our internal controls.

FORWARD-LOOKING INFORMATION

This interim report contains certain forward-looking statements such as statements within the meaning of the Private Securities Litigation Reform Act of 1995 (United States) relating to but not limited to the Company's expectations, intentions, plans, and beliefs. Forward-looking statements generally can be identified by the use of statements that include phrases such as "believe", "expect", "anticipate", "intend", "plan", "likely", "will" or other similar words or phrases. Similarly, statements that describe our expectations with respect to sales volumes and profitability from the Coal Valley mine, coal markets, demand and pricing, expectations with respect to the Char facility, effective tax rates and our objectives, plans or goals are or may be forward-looking statements. Actual results may differ materially from results expressed or implied by these forward looking statements because of various factors including (i) the risk factors set forth in our annual report Form 20-F filed June 30, 2003 with the Securities and Exchange Commission, (ii) changes in the coal markets, including with respect to price and demand, (iii) our current cost or productivity estimates may change or prove incorrect, (iv) our initiation of opportunity capital projects not included in our current plans,
(v) changes in the amount of cash available for capital asset purchases, and
(vi) rating agency decisions and other future financing developments. The forward-looking statements included in this interim report are made as of the date of this report. We caution against placing undue reliance on forward looking statements, which necessarily reflect the current beliefs and are based on current (and perhaps evolving) information. We undertake no obligations to revise forward looking statements to reflect future events, changed circumstances, or changed beliefs.

CORPORATE OVERVIEW

Luscar is Canada's largest producer of thermal coal and operates ten coal mines in Alberta and Saskatchewan. The mines we operate produce approximately 37 million tonnes of coal annually, which include the operations recently acquired from our owners. Most of the coal we produce is sold under long-term coal supply agreements to adjacent electric power stations in Alberta and Saskatchewan that generate most of the electric power required in these two provinces. We ship a lesser portion of our production to customers in Ontario and overseas and also produce char which is sold to charcoal briquette manufacturers.

                                     - 30 -

For further information contact:
Ernie Lalonde
Luscar Energy Partnership
(416) 934-7655

www.luscar.com

LUSCAR ENERGY PARTNERSHIP

                           CONSOLIDATED BALANCE SHEETS

                                                                    AS AT          AS AT
                                                                 SEPTEMBER 30   DECEMBER 31
             (in thousands of Canadian dollars)                      2003           2002
                                                                 -----------    -----------
ASSETS
CURRENT
      Cash and cash equivalents...............................   $    87,237    $    73,713
      Accounts receivable.....................................        57,280         61,992
      Income taxes recoverable................................           895          1,755
      Inventories.............................................        49,012         86,072
      Overburden removal costs................................         4,169         29,404
      Prepaid expenses........................................         6,277          4,354
                                                                 -----------    -----------
                                                                     204,870        257,290
Capital assets................................................     1,181,424      1,282,717
Investment in Fording Canadian Coal Trust.....................        89,430              -
Other assets..................................................        27,760         25,897
                                                                 -----------    -----------
                                                                 $ 1,503,484    $ 1,565,904
                                                                 ===========    ===========
LIABILITIES AND PARTNERS' EQUITY
CURRENT
      Trade accounts payable and accrued charges..............   $    33,933    $    36,987
      Accrued interest payable................................        18,658          8,824
      Accrued payroll and employee benefits...................         7,495          8,879
      Income taxes payable....................................           281          1,421
      Current portions of
          Long-term debt [note 3].............................         2,921         24,837
          Financial instruments...............................           548          2,941
          Accrued reclamation costs...........................        19,336         17,392
          Future income taxes.................................         1,347          3,335
                                                                 -----------    -----------
                                                                      84,519        104,616
Long-term debt [note 3].......................................       420,633        484,780
Accrued reclamation costs.....................................        19,612         28,052
Future income taxes...........................................       373,294        419,293
                                                                 -----------    -----------
                                                                     898,058      1,036,741
                                                                 -----------    -----------
PARTNERS' EQUITY
      Partners' equity........................................       605,426        529,163
                                                                 -----------    -----------
                                                                 $ 1,503,484    $ 1,565,904
                                                                 ===========    ===========

See accompanying notes

LUSCAR ENERGY PARTNERSHIP

            CONSOLIDATED STATEMENTS OF EARNINGS AND PARTNERS' EQUITY

                                                                    THREE MONTHS               NINE MONTHS
                                                                 ENDED SEPTEMBER 30        ENDED SEPTEMBER 30
                                                               -----------------------   -----------------------
(in thousands of Canadian dollars)                                2003         2002         2003         2002
                                                               ----------   ----------   ----------   ----------
REVENUE [note 2] ...........................................   $   87,150   $  159,804   $  291,381   $  458,401
EXPENSES AND OTHER INCOME
   Cost of sales ...........................................       62,812      129,104      223,170      360,039
   Selling, general and administrative expenses ............        4,077        2,977       20,754       10,498
   Depreciation and amortization ...........................       20,711       22,255       65,438       66,834
   Foreign currency translation loss (gain) [note 4] .......       (2,361)      16,877      (63,096)      (1,666)
   Interest expense [note 5] ...............................       10,427       14,571       35,156       41,508
   Other income [note 6] ...................................       (2,756)        (436)     (53,898)      (3,350)
                                                               ----------   ----------   ----------   ----------
EARNINGS (LOSS) BEFORE INCOME TAXES ........................       (5,760)     (25,544)      63,857      (15,462)
Income tax recovery ........................................       (2,846)      (8,948)     (46,368)     (26,112)
                                                               ----------   ----------   ----------   ----------
NET EARNINGS (LOSS) FOR THE PERIOD .........................       (2,914)     (16,596)     110,225       10,650
Partners' equity, beginning of period ......................      608,340      524,209      529,163      496,963
Distribution to partners ...................................            -            -      (33,962)           -
                                                               ----------   ----------   ----------   ----------
PARTNERS' EQUITY, END OF PERIOD ............................   $  605,426   $  507,613   $  605,426   $  507,613
                                                               ==========   ==========   ==========   ==========

See accompanying notes

LUSCAR ENERGY PARTNERSHIP

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    THREE MONTHS               NINE MONTHS
                                                                 ENDED SEPTEMBER 30        ENDED SEPTEMBER 30
                                                               -----------------------   -----------------------
                                                                  2003         2002         2003         2002
                                                               ----------   ----------   ----------   ----------
(in thousands of Canadian dollars)
OPERATING ACTIVITIES
Net earnings (loss) for the period .........................   $   (2,914)  $  (16,596)  $  110,225   $   10,650
Non-cash items:
   Depreciation and amortization ...........................       20,711       22,255       65,438       66,834
   Future income taxes .....................................       (3,298)      (9,578)     (47,987)     (28,152)
   Foreign currency translation loss (gain) [note 4] .......       (1,119)      18,152      (61,516)      (1,933)
   Loss (gain) on transfer and disposal of capital assets ..        1,577         (129)     (25,023)        (598)
   Other ...................................................       (1,988)      (3,198)      (5,890)     (11,115)
Change in non-cash working capital .........................       13,643          437       44,191       11,596
                                                               ----------   ----------   ----------   ----------
                                                                   26,612       11,343       79,438       47,282
                                                               ----------   ----------   ----------   ----------

INVESTING ACTIVITIES
Capital asset purchases ....................................       (1,274)     (13,119)     (12,460)     (33,678)
Proceeds on disposal of capital assets .....................           41          427        1,303        1,446
Other investments ..........................................       (1,037)         708       (1,037)         715
                                                               ----------   ----------   ----------   ----------
                                                                   (2,270)     (11,984)     (12,194)     (31,517)
                                                               ----------   ----------   ----------   ----------

FINANCING ACTIVITIES
Financial instruments ......................................         (625)           -       (1,958)           -
Deferred financing costs incurred ..........................            -          (38)           -       (1,646)
Repayments of long-term debt ...............................         (519)        (574)     (23,248)      (2,332)
Distribution to partners ...................................            -            -      (27,000)           -
                                                               ----------   ----------   ----------   ----------
                                                                   (1,144)        (612)     (52,206)      (3,978)
                                                               ----------   ----------   ----------   ----------

Change in cash position ....................................       23,198       (1,253)      15,038       11,787
Foreign currency translation loss [note 4] .................         (228)         300       (1,514)         (47)
Cash position, beginning of period .........................       64,267       73,024       73,713       60,331
                                                               ----------   ----------   ----------   ----------
Cash position, end of period ...............................   $   87,237   $   72,071   $   87,237   $   72,071
                                                               ==========   ==========   ==========   ==========

Interest paid ..............................................   $      110   $      422   $   26,735   $   31,417
Income taxes paid ..........................................   $      462   $    1,052   $    1,389   $    1,982

See accompanying notes

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2003
                                   (Unaudited)

1.       BASIS OF PRESENTATION

These consolidated financial statements should be read in conjunction with the annual audited consolidated financial statements contained in the Luscar Energy Partnership (LEP) and Luscar Coal Ltd. (LCL) Form 20-F filed June 30, 2003 with the United States Securities and Exchange Commission (SEC). These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles and follow the same accounting policies as disclosed in those financial statements, but do not contain certain disclosures required by generally accepted accounting principles for annual statements. All amounts are in thousands of Canadian dollars unless otherwise stated.

2.       REVENUES

LEP owns and operates surface mines located in western Canada, producing coal for consumption by domestic and foreign customers. LEP's mining operations are accounted for as one segment having similar economic and operating characteristics, customers and operations and have been aggregated for the purpose of revenue reporting. Metallurgical figures include incidental thermal coal byproduct at Line Creek mine. Prior period figures have been restated to conform to this presentation.

Disclosures with respect to export and domestic sales are as follows:

                                                   THREE MONTHS ENDED SEPTEMBER 30         NINE MONTHS ENDED SEPTEMBER 30
                                                -------------------------------------   -------------------------------------
                                                       2003                2002                2003                2002
                                                -----------------   -----------------   -----------------   -----------------
                                                 SALES               SALES               SALES               SALES
                                                REVENUE    TONNES   REVENUE    TONNES   REVENUE    TONNES   REVENUE    TONNES
                                                --------   ------   --------   ------   --------   ------   --------   ------
(in thousands of Canadian dollars except
volumes which are in thousands of tonnes)
Export ......................................   $ 18,636      485   $ 68,422    1,235   $ 82,320    1,745   $187,585    3,415
Domestic ....................................     68,514    4,684     91,016    7,745    209,061   13,719    269,733   23,528
                                                --------   ------   --------   ------   --------   ------   --------   ------
LCL .........................................     87,150    5,169    159,438    8,980    291,381   15,464    457,318   26,943
Foreign exchange contracts ..................          -        -        366        -          -        -      1,083        -
                                                --------   ------   --------   ------   --------   ------   --------   ------
LEP .........................................   $ 87,150    5,169   $159,804    8,980   $291,381   15,464   $458,401   26,943
                                                ========   ======   ========   ======   ========   ======   ========   ======

Export coal sales are generally denominated in United States dollars.

Revenues by type of operations are as follows:

                                                   THREE MONTHS ENDED SEPTEMBER 30          NINE MONTHS ENDED SEPTEMBER 30
                                                -------------------------------------   -------------------------------------
                                                       2003                2002                2003                2002
                                                -----------------   -----------------   -----------------   -----------------
                                                 SALES               SALES               SALES               SALES
                                                REVENUE    TONNES   REVENUE    TONNES   REVENUE    TONNES   REVENUE    TONNES
                                                --------   ------   --------   ------   --------   ------   --------   ------
(in thousands of Canadian dollars except
volumes which are in thousands of tonnes)
Thermal .....................................   $ 87,150    5,169   $114,364    8,283   $262,123   14,990   $334,378   25,003
Metallurgical ...............................          -        -     45,440      697     29,258      474    124,023    1,940
                                                --------   ------   --------   ------   --------   ------   --------   ------
                                                $ 87,150    5,169   $159,804    8,980   $291,381   15,464   $458,401   26,943
                                                ========   ======   ========   ======   ========   ======   ========   ======

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2003
                                   (Unaudited)

Revenues are derived from significant customers and in some cases substantially all production from a particular mine is sold to one customer. The number of customers, each accounting for more than 10% of revenue by type of operation and for the periods indicated below, is as follows:

                                                  THREE MONTHS ENDED SEPTEMBER 30             NINE MONTHS ENDED SEPTEMBER 30
                                              ----------------------------------------  ------------------------------------------
                                                      2003                 2002                 2003                  2002
                                              -------------------  -------------------  --------------------  --------------------
(in thousands of Canadian dollars except       SALES    NUMBER OF   SALES    NUMBER OF    SALES    NUMBER OF    SALES    NUMBER OF
number of customers)                          REVENUE   CUSTOMERS  REVENUE   CUSTOMERS   REVENUE   CUSTOMERS   REVENUE   CUSTOMERS
                                              --------  ---------  --------  ---------  ---------  ---------  ---------  ---------
MAJOR CUSTOMERS
Thermal.....................................  $ 58,302      2      $ 76,039      3      $ 182,072      2      $ 232,993      3
Metallurgical...............................  $      -      -      $      -      -      $  15,397      3      $       -      -

Credit risks are minimized to the extent that customers include major domestic utilities and that accounts receivable on export sales are generally insured under government export development programs or secured by letters of credit.

3.       LONG-TERM DEBT

                                                                       AS AT          AS AT
                                                                    SEPTEMBER 30   DECEMBER 31
(in thousands of Canadian dollars)                                      2003           2002
                                                                    ------------   ------------
Senior notes, at issue date .....................................   $    429,660   $    429,660
Cumulative foreign currency translation (gain) loss .............        (58,300)         4,730
                                                                    ------------   ------------
Senior notes, at balance sheet date .............................        371,360        434,390
                                                                    ------------   ------------

12.75% promissory note, due May 18, 2003 ........................              -         45,000
Less sinking fund ...............................................              -        (22,930)
                                                                    ------------   ------------
                                                                               -         22,070
                                                                    ------------   ------------

9.625% promissory note, due December 30, 2004 ...................         89,300         89,300
Less sinking fund ...............................................        (44,874)       (41,999)
                                                                    ------------   ------------
                                                                          44,426         47,301
                                                                    ------------   ------------

Capital lease obligations .......................................          2,768          5,856
                                                                    ------------   ------------

Due to Fording Coal Partnership .................................          5,000              -
                                                                    ------------   ------------

Long-term debt ..................................................        423,554        509,617
Current portion of long-term debt ...............................         (2,921)       (24,837)
                                                                    ------------   ------------
                                                                    $    420,633   $    484,780
                                                                    ============   ============

LEP and LCL are party to a senior credit agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $100,000, subject to a borrowing base, which includes accounts receivable, coal inventory and a $25,000 charge on a dragline. Up to $75,000 of the credit facility may be used to secure letters of credit. Interest rates payable or advances under the facility are based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to operating earnings before interest, depreciation and amortization (EBITDA). To date, there have been no cash advances made under this facility and $61,049 of letters of credit, providing reclamation security, have been issued. The lenders have the right to convert the facility to a demand facility if LEP's fixed charge coverage ratio, calculated on a rolling 12-month basis, falls below 2.50. In October 2003, the senior credit agreement was extended until November 30, 2003 under the same terms and conditions.

On May 18, 2003, the promissory note for $45 million at 12.75% was repaid. Under the terms of a coal supply agreement, the $21,379 excess of the principal amounts over the sinking fund balance, was recovered from our customer and included in other income in the second quarter.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2003
                                   (Unaudited)

Amounts due to Fording Coal Partnership relate to obligations under the Line Creek defined benefit pension plan, which was under-funded at the date of transfer from LCL. The amount owing is subject to adjustment following the completion of an actuarial valuation. This amount is repayable in equal installments over 5 years and outstanding amounts bear interest at 6.5% per annum. The first payment, which is expected to be $1,000 and is included in the current portion of long-term debt, was due April 1, 2003, but has been delayed pending the finalization of the actuarial valuation.

4.       FOREIGN CURRENCY TRANSLATION

Foreign currency translation gains and losses consist of the following:

                                                                    THREE MONTHS               NINE MONTHS
                                                                 ENDED SEPTEMBER 30        ENDED SEPTEMBER 30
                                                               -----------------------   -----------------------
(in thousands of Canadian dollars)                                2003         2002         2003         2002
                                                               ----------   ----------   ----------   ----------
Foreign currency translation (gain) loss on
  Senior notes .............................................   $   (1,347)  $   18,452   $  (63,030)  $   (1,980)
  US dollar cash balances ..................................          228         (300)       1,514           47
  Working capital balances .................................       (1,242)      (1,275)      (1,580)         267
                                                               ----------   ----------   ----------   ----------
                                                               $   (2,361)  $   16,877   $  (63,096)  $   (1,666)
                                                               ==========   ==========   ==========   ==========

5.       INTEREST EXPENSE

Interest expense consists of the following:

                                                                    THREE MONTHS               NINE MONTHS
                                                                 ENDED SEPTEMBER 30        ENDED SEPTEMBER 30
                                                               -----------------------   -----------------------
(in thousands of Canadian dollars)                                2003         2002         2003         2002
                                                               ----------   ----------   ----------   ----------
Senior notes ...............................................   $    9,257   $   11,245   $   28,496   $   31,836
Promissory notes net of sinking fund interest income .......        1,414        2,453        6,720        7,578
Financial instruments ......................................         (117)         867         (434)         250
Capital leases .............................................           39           57          139          190
Reclamation security .......................................          257          606        1,357        2,098
Investment income ..........................................         (498)        (631)      (1,515)      (1,150)
Other ......................................................           75          (26)         393          706
                                                               ----------   ----------   ----------   ----------
                                                               $   10,427   $   14,571   $   35,156   $   41,508
                                                               ==========   ==========   ==========   ==========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2003
                                  (Unaudited)

6.   OTHER INCOME

Other income consists of the following:

                                                                    THREE MONTHS                   NINE MONTHS
                                                                 ENDED SEPTEMBER 30             ENDED SEPTEMBER 30
                                                             --------------------------    -----------------------------
                                                                 2003          2002            2003            2002
(in thousands of Canadian dollars)                           ------------  ------------    ------------    -------------
Gain on transfer of metallurgical  coal assets..........     $         -   $         -     $   (25,615)    $          -
Boundary Dam promissory note............................               -             -         (21,379)               -
Recovery of Crown royalties.............................            (401)          669          (1,180)            (904)
Net pension plan expense................................             275          (265)            406             (795)
Loss (gain) on disposal of assets.......................           1,577          (129)            592             (598)
Distributions from Fording Canadian Coal Trust..........          (2,979)            -          (5,988)               -
Other expense (income)..................................          (1,228)         (711)           (734)          (1,053)
                                                             -----------   -----------     -----------     ------------
                                                             $    (2,756)  $      (436)    $   (53,898)    $     (3,350)
                                                             ===========   ===========     ===========     ============


Net pension plan expense excludes certain current service and other costs, which are included in cost of sales.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2003
                                  (Unaudited)

7.   CONDENSED CONSOLIDATING INFORMATION

     The following condensed consolidated information is provided for the period ending September 30, 2003.

(a) CONDENSED CONSOLIDATING BALANCE SHEETS

                                                                    AS AT SEPTEMBER 30, 2003
                                                 --------------------------------------------------------------------
                                                   LUSCAR     LUSCAR COAL  LUSCAR ENERGY  CONSOLIDATING  CONSOLIDATED
                                                  COAL LTD.   INCOME FUND   PARTNERSHIP      ENTRIES          LEP
(in thousands of Canadian dollars)               -----------  -----------  -------------  -------------  ------------
ASSETS
CURRENT
   Cash and cash equivalents...................  $     9,407   $   2,523     $  75,307    $          -   $    87,237
   Accounts receivable.........................       54,791           -         2,489               -        57,280
   Income taxes recoverable....................          985           -           (90)              -           895
   Inventories.................................       49,012           -             -               -        49,012
   Overburden removal costs....................        4,169           -             -               -         4,169
   Due from related parties....................       43,530           -       (43,530)              -             -
   Prepaid expenses............................        5,686          40           591             (40)        6,277
                                                 -----------   ---------     ---------    ------------   -----------
                                                     167,580       2,563        34,767             (40)      204,870
Investments in related parties.................            -     587,079       468,789      (1,055,868)            -
Investment in Fording Canadian Coal Trust......       89,430           -             -               -        89,430
Capital assets.................................    1,203,882           -             -         (22,458)    1,181,424
Other assets...................................       23,668       1,099         9,000          (6,007)       27,760
                                                 -----------   ---------     ---------    ------------   -----------
                                                 $ 1,484,560   $ 590,741     $ 512,556    $ (1,084,373)  $ 1,503,484
                                                 ===========   =========     =========    ============   ===========

LIABILITIES AND PARTNERS' EQUITY
CURRENT

   Trade accounts payable and accrued charges..  $    32,383   $       -     $   2,050    $       (500)  $    33,933
   Accrued interest payable....................       18,658           -             -               -        18,658
   Accrued payroll and employee benefits.......        7,495           -             -               -         7,495
   Income taxes payable........................          281           -             -               -           281
   Current portions of
            Long-term debt.....................        2,921           -             -               -         2,921
            Financial instruments..............          548           -             -               -           548
            Accrued reclamation costs..........       19,336           -             -               -        19,336
            Future income taxes................        1,347           -             -               -         1,347
   Due to related parties......................          245       6,348        (6,348)           (245)            -
                                                 -----------   ---------     ---------    ------------   -----------
                                                      83,214       6,348        (4,298)           (745)       84,519
Accrued pension benefit obligation.............        4,660           -             -          (4,660)            -
Long-term debt.................................      420,633           -             -               -       420,633
Convertible debentures.........................            -      96,053             -         (96,053)            -
Subordinated notes due to LCIF.................      642,969           -             -        (642,969)            -
Accrued reclamation costs......................       19,612           -             -               -        19,612
Future income taxes............................      373,294           -             -               -       373,294
                                                 -----------   ---------     ---------    ------------   -----------
                                                   1,544,382     102,401        (4,298)       (744,427)      898,058
PARTNERS' EQUITY...............................      (59,822)    488,340       516,854        (339,946)      605,426
                                                 -----------   ---------     ---------    ------------   -----------
                                                 $ 1,484,560   $ 590,741     $ 512,556    $ (1,084,373)  $ 1,503,484
                                                 ===========   =========     =========    ============   ===========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2003
                                  (Unaudited)

7.   CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(b) CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS

                                                                THREE MONTHS ENDED SEPTEMBER 30, 2003
                                                    ------------------------------------------------------------------
                                                     LUSCAR    LUSCAR COAL  LUSCAR ENERGY  CONSOLIDATING  CONSOLIDATED
                                                    COAL LTD.  INCOME FUND   PARTNERSHIP      ENTRIES          LEP
(in thousands of Canadian dollars)                  ---------  -----------  -------------  -------------  ------------
REVENUE...........................................  $ 87,150    $      -      $      -        $      -      $ 87,150
EXPENSES AND OTHER INCOME
      Cost of sales...............................    62,812           -             -               -        62,812
      Selling, general and administrative expenses     3,331           -           776             (30)        4,077
      Equity pickup...............................         -       4,811         4,964          (9,775)            -
      Depreciation and amortization...............    20,453         153             -             105        20,711
      Foreign currency translation gain...........    (2,361)          -             -               -        (2,361)
      Intercompany interest expense (income)......     2,398           -        (2,398)              -             -
      Interest expense............................    10,930           -          (503)              -        10,427
      Other income................................    (2,756)          -           (78)             78        (2,756)
                                                    --------    --------      --------        --------      --------
EARNINGS BEFORE INCOME TAXES......................    (7,657)     (4,964)       (2,761)          9,622        (5,760)
Income tax recovery...............................    (2,846)          -             -               -        (2,846)
                                                    --------    --------      --------        --------      --------
NET EARNINGS......................................  $ (4,811)   $ (4,964)     $ (2,761)       $  9,622      $ (2,914)
                                                    ========    ========      ========        ========      ========

                                                                 NINE MONTHS ENDED SEPTEMBER 30, 2003
                                                    ------------------------------------------------------------------
                                                     LUSCAR    LUSCAR COAL  LUSCAR ENERGY  CONSOLIDATING  CONSOLIDATED
                                                    COAL LTD.  INCOME FUND   PARTNERSHIP      ENTRIES          LEP
(in thousands of Canadian dollars)                  ---------  -----------  -------------  -------------  ------------
REVENUE...........................................  $ 291,381   $       -     $       -     $        -     $ 291,381
EXPENSES AND OTHER INCOME
      Cost of sales...............................    223,170           -             -              -       223,170
      Selling, general and administrative expenses     19,576           -         1,178              -        20,754
      Equity pickup...............................          -     (85,004)      (84,698)       169,702             -
      Depreciation and amortization...............     64,442         459             -            537        65,438
      Foreign currency translation gain...........    (63,096)          -             -              -       (63,096)
      Intercompany interest expense (income)......      7,204           -        (7,204)             -             -
      Interest expense............................     36,676           -        (1,520)             -        35,156
      Other income................................    (35,227)       (153)          (19)       (18,499)      (53,898)
                                                    ---------   ---------     ---------     ----------     ---------
EARNINGS BEFORE INCOME TAXES......................     38,636      84,698        92,263       (151,740)       63,857
Income tax recovery...............................    (46,368)          -             -              -       (46,368)
                                                    ---------   ---------     ---------     ----------     ---------
NET EARNINGS......................................  $  85,004   $  84,698     $  92,263     $ (151,740)    $ 110,225
                                                    =========   =========     =========     ==========     =========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2003
                                  (Unaudited)

7.   CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(c) CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                                                                   THREE MONTHS ENDED SEPTEMBER 30, 2003
                                                       ------------------------------------------------------------------
                                                        LUSCAR    LUSCAR COAL  LUSCAR ENERGY  CONSOLIDATING  CONSOLIDATED
                                                       COAL LTD.  INCOME FUND   PARTNERSHIP      ENTRIES          LEP
(in thousands of Canadian dollars)                     ---------  -----------  -------------  -------------  ------------
OPERATING ACTIVITIES
Net earnings for the period.........................   $ (4,811)   $ (4,964)     $ (2,761)      $  9,622       $ (2,914)
Non-cash items:
   Depreciation and amortization....................     20,453         153             -            105         20,711
   Future income taxes..............................     (3,298)          -             -              -         (3,298)
   Foreign currency translation gain................     (1,119)          -             -              -         (1,119)
   Equity pickup....................................          -       4,811         4,964         (9,775)             -
   Gain on transfer and disposal of capital assets..      1,577           -             -              -          1,577
   Other............................................     (1,490)          -             -           (498)        (1,988)
Change in non-cash working capital..................      7,201       2,399         3,497            546         13,643
                                                       --------    --------      --------       --------       --------
                                                         18,513       2,399         5,700              -         26,612
                                                       --------    --------      --------       --------       --------
INVESTING ACTIVITIES
Capital asset purchases.............................     (1,274)          -             -              -         (1,274)
Proceeds on disposal of capital assets..............         41           -             -              -             41
Other investments...................................     (1,037)          -             -              -         (1,037)
                                                       --------    --------      --------       --------       --------
                                                         (2,270)          -             -              -         (2,270)
                                                       --------    --------      --------       --------       --------
FINANCING ACTIVITIES
Financial instruments...............................       (625)          -             -              -           (625)
Repayments of long-term debt........................       (519)          -             -              -           (519)
Distribution to partners............................          -           -             -              -              -
                                                       --------    --------      --------       --------       --------
                                                         (1,144)          -             -              -         (1,144)
                                                       --------    --------      --------       --------       --------

Change in cash position.............................     15,099       2,399         5,700              -         23,198
Foreign currency translation loss...................       (228)          -             -              -           (228)
Cash position, beginning of period..................     (5,464)        124        69,607              -         64,267
                                                       --------    --------      --------       --------       --------
Cash position, end of period........................   $  9,407    $  2,523      $ 75,307       $      -       $ 87,237
                                                       ========    ========      ========       ========       ========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2003
                                  (Unaudited)

                                                                     NINE MONTHS ENDED SEPTEMBER 30, 2003
                                                        ------------------------------------------------------------------
                                                         LUSCAR    LUSCAR COAL  LUSCAR ENERGY  CONSOLIDATING  CONSOLIDATED
                                                        COAL LTD.  INCOME FUND   PARTNERSHIP      ENTRIES          LEP
(in thousands of Canadian dollars)                      ---------  -----------  -------------  -------------  ------------
OPERATING ACTIVITIES
Net earnings for the period.........................    $ 85,004    $  84,698     $  92,263      $ (151,740)   $ 110,225
Non-cash items:
   Depreciation and amortization....................      64,442          459             -             537       65,438
   Future income taxes..............................     (47,987)           -             -               -      (47,987)
   Foreign currency translation gain................     (61,516)           -             -               -      (61,516)
   Equity pickup....................................           -      (85,004)      (84,698)        169,702            -
   Gain on transfer and disposal of capital assets..      (6,751)           -             -         (18,272)     (25,023)
   Other............................................      (4,722)           -             -          (1,168)      (5,890)
Change in non-cash working capital..................      12,957        2,249        28,044             941       44,191
                                                        --------    ---------     ---------      ----------    ---------
                                                          41,427        2,402        35,609               -       79,438
                                                        --------    ---------     ---------      ----------    ---------
INVESTING ACTIVITIES
Capital asset purchases.............................     (12,460)           -             -               -      (12,460)
Proceeds on disposal of capital assets..............       1,303            -             -               -        1,303
Other investments...................................      (1,037)           -             -               -       (1,037)
                                                        --------    ---------     ---------      ----------    ---------
                                                         (12,194)           -             -               -      (12,194)
                                                        --------    ---------     ---------      ----------    ---------
FINANCING ACTIVITIES
Financial instruments...............................      (1,958)           -             -               -       (1,958)
Repayments of long-term debt .......................     (23,248)           -             -               -      (23,248)
Distribution to partners............................           -            -       (27,000)              -      (27,000)
                                                        --------    ---------     ---------      ----------    ---------
                                                         (25,206)           -       (27,000)              -      (52,206)
                                                        --------    ---------     ---------      ----------    ---------

Change in cash position.............................       4,027        2,402         8,609               -       15,038
Foreign currency translation loss...................      (1,514)           -             -               -       (1,514)
Cash position, beginning of period..................       6,894          121        66,698               -       73,713
                                                        --------    ---------     ---------      ----------    ---------
Cash position, end of period........................    $  9,407    $   2,523     $  75,307      $        -    $  87,237
                                                        ========    =========     =========      ==========    =========

8.   COMMITMENTS AND CONTINGENCIES

On January 13, 2003, LEP agreed to transfer substantially all of its metallurgical coal assets to Fording Canadian Coal Trust effective February 28, 2003. Certain steps of the agreement have not been finalized due to differences in interpretation between certain parties to the transaction. Outstanding issues include working capital adjustments, federal Goods and Services Taxes on certain payments made under the agreement, and obligations for reclamation activities. It is not possible at this time to predict the outcome of any resolution of these issues.

9.   SUBSEQUENT EVENT

Effective October 17, 2003 LEP acquired from its owners, Sherritt International Corporation and Ontario Teachers Pension Plan Board, all of the thermal coal assets and other mineral interests held by Sherritt Coal Partnership II. These thermal coal assets and other mineral interests consist of (i) a 50% joint venture interest in the Genesee mine and the contract mining operations at the Highvale and Whitewood mines (ii) certain coal and potash royalty agreements, and (iii) substantial non-producing coal and mineral reserves and non-reserve assets. Financial results for the third quarter and nine months ended September 30, 2003 do not include the financial results related to these assets.

LUSCAR COAL LTD.

                           CONSOLIDATED BALANCE SHEETS

                                                                         AS AT             AS AT
                                                                     SEPTEMBER 30       DECEMBER 31
                                                                         2003              2002
                                                                     ------------       -----------
(in thousands of Canadian dollars)

ASSETS
CURRENT
    Cash and cash equivalents....................................    $      9,407       $     6,894
    Accounts receivable..........................................          98,321            67,032
    Income taxes recoverable.....................................             985             1,464
    Inventories..................................................          49,012            86,072
    Overburden removal costs.....................................           4,169            29,404
    Prepaid expenses.............................................           5,686             4,366
                                                                     ------------       -----------
                                                                          167,580           195,232
Capital assets...................................................       1,203,882         1,321,906
Investment in Fording Canadian Coal Trust........................          89,430                 -
Other assets.....................................................          23,668            23,093
                                                                     ------------       -----------
                                                                     $  1,484,560       $ 1,540,231
                                                                     ============       ===========
LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT

    Trade accounts payable and accrued charges...................    $     32,383       $    36,462
    Accrued interest payable.....................................          18,658             8,824
    Accrued payroll and employee benefits........................           7,495             8,879
    Income taxes payable.........................................             281             1,421
    Current portions of
        Long-term debt [note 3]..................................           2,921            24,837
        Financial instruments....................................             548             2,941
        Accrued reclamation costs................................          19,336            17,392
        Future income taxes......................................           1,347             3,335
    Due to related party.........................................             245               245
                                                                     ------------       -----------
                                                                           83,214           104,336
Accrued pension benefit obligation...............................           4,660             5,627
Long-term debt [note 3]..........................................         420,633           484,780
Subordinated notes due to LCIF...................................         642,969           642,969
Accrued reclamation costs........................................          19,612            28,052
Future income taxes..............................................         373,294           419,293
                                                                     ------------       -----------
                                                                        1,544,382         1,685,057
                                                                     ------------       -----------
SHAREHOLDERS' DEFICIT
    Share capital................................................          14,191            14,191
    Deficit......................................................         (74,013)         (159,017)
                                                                     ------------       -----------
                                                                          (59,822)         (144,826)
                                                                     ------------       -----------
                                                                     $  1,484,560       $ 1,540,231
                                                                     ============       ===========

See accompanying notes

LUSCAR COAL LTD.

                 CONSOLIDATED STATEMENTS OF EARNINGS AND DEFICIT

                                                                               THREE MONTHS                NINE  MONTHS
                                                                            ENDED SEPTEMBER 30          ENDED SEPTEMBER 30
                                                                         ------------------------   ------------------------
                                                                            2003           2002        2003          2002
                                                                         ----------    ----------   ----------    ----------
(in thousands of Canadian dollars)

REVENUE [note 2].....................................................    $   87,150    $  159,438   $  291,381    $  457,318
EXPENSES AND OTHER INCOME
   Cost of sales.....................................................        62,812       129,104      223,170       360,039
   Selling, general and administrative expenses......................         3,331         2,887       19,576         9,837
   Depreciation and amortization.....................................        20,453        23,184       64,442        69,618
   Foreign currency translation loss (gain) [note 4].................        (2,361)       16,878      (63,096)       (1,666)
   Interest expense [note 5].........................................        13,328        15,784       43,880        64,795
   Other income [note 6] ............................................        (2,756)         (436)     (35,227)       (3,350)
                                                                         ----------    ----------   ----------    ----------
EARNINGS (LOSS) BEFORE INCOME TAXES..................................        (7,657)      (27,963)      38,636       (41,955)
Income tax recovery..................................................        (2,846)       (8,948)     (46,368)      (26,112)
                                                                         ----------    ----------   ----------    ----------
NET EARNINGS (LOSS) .................................................        (4,811)      (19,015)      85,004       (15,843)
Deficit, beginning of period.........................................       (69,202)     (101,935)    (159,017)     (105,107)
                                                                         ----------    ----------   ----------    ----------
DEFICIT, END OF PERIOD...............................................    $  (74,013)   $ (120,950)  $  (74,013)   $ (120,950)
                                                                         ==========    ==========   ==========    ==========

See accompanying notes

LUSCAR COAL LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               THREE MONTHS                 NINE MONTHS
                                                                            ENDED SEPTEMBER 30          ENDED SEPTEMBER 30
                                                                         ------------------------   ------------------------
                                                                            2003           2002        2003          2002
                                                                         ----------    ----------   ----------    ----------
(in thousands of Canadian dollars)

OPERATING ACTIVITIES
Net earnings (loss) for the period...................................    $   (4,811)   $  (19,015)  $   85,004    $  (15,843)
Non-cash items:
   Depreciation and amortization.....................................        20,453        23,184       64,442        69,618
   Future income taxes...............................................        (3,298)       (9,578)     (47,987)      (28,152)
   Foreign currency translation loss (gain) [note 4].................        (1,119)       18,152      (61,516)       (1,933)
   Loss (gain) on transfer and disposal of capital assets............         1,577          (129)      (6,751)         (598)
   Other.............................................................        (1,490)       (2,847)      (4,722)      (10,028)
Change in non-cash working capital...................................         7,201        16,091       12,957        39,421
                                                                         ----------    ----------   ----------    ----------
                                                                             18,513        25,858       41,427        52,485
                                                                         ----------    ----------   ----------    ----------

INVESTING ACTIVITIES
Capital asset purchases..............................................        (1,274)      (13,119)     (12,460)      (33,678)
Proceeds on disposal of capital assets...............................            41           427        1,303         1,446
Other investments....................................................        (1,037)          721       (1,037)          728
                                                                         ----------    ----------   ----------    ----------
                                                                             (2,270)      (11,971)     (12,194)      (31,504)
                                                                         ----------    ----------   ----------    ----------

FINANCING ACTIVITIES
Financial instruments................................................          (625)            -       (1,958)            -
Deferred financing costs incurred....................................             -           (38)           -        (1,646)
Repayments of long-term debt.........................................          (519)         (574)     (23,248)       (2,332)
                                                                         ----------    ----------   ----------    ----------
                                                                             (1,144)         (612)     (25,206)       (3,978)
                                                                         ----------    ----------   ----------    ----------

Change in cash position..............................................        15,099        13,275        4,027        17,003
Foreign currency translation loss [note 4]...........................          (228)          301       (1,514)          (47)
Cash position, beginning of period...................................        (5,464)        1,479        6,894        (1,901)
                                                                         ----------    ----------   ----------    ----------
Cash position, end of period.........................................    $    9,407    $   15,055   $    9,407    $   15,055
                                                                         ==========    ==========   ==========    ==========

Interest paid........................................................    $    2,511    $      507   $   33,939    $   53,579
Income taxes paid....................................................    $      462    $     1052   $    1,386    $    1,982

See accompanying notes

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2003
                                   (Unaudited)

1.       BASIS OF PRESENTATION

These consolidated financial statements should be read in conjunction with the annual audited consolidated financial statements contained in the Luscar Energy Partnership (LEP) and Luscar Coal Ltd. (LCL) Form 20-F filed June 30, 2003 with the United States Securities and Exchange Commission (SEC). These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles and follow the same accounting policies as disclosed in those financial statements, but do not contain certain disclosures required by generally accepted accounting principles for annual statements. All amounts are in thousands of Canadian dollars unless otherwise stated.

2.       REVENUES

LCL owns and operates surface mines located in western Canada, producing coal for consumption by domestic and foreign customers. LCL's mining operations are accounted for as one segment having similar economic and operating characteristics, customers and operations and have been aggregated for the purpose of revenue reporting. Metallurgical figures include incidental thermal coal byproduct at Line Creek mine. Prior period figures have been restated to conform to this presentation.

Disclosures with respect to export and domestic sales are as follows:

                                                     THREE MONTHS ENDED SEPTEMBER 30       NINE MONTHS ENDED SEPTEMBER 30
                                                   -----------------------------------   -----------------------------------
                                                         2003              2002                2003               2002
                                                   ----------------   ----------------   -----------------  ----------------
                                                     SALES              SALES             SALES              SALES
                                                    REVENUE  TONNES   REVENUE   TONNES   REVENUE   TONNES   REVENUE   TONNES
                                                    -------  ------   -------   ------   -------   ------   -------   ------
(in thousands of Canadian dollars except
volumes which are in thousands of tonnes)

Export.........................................    $ 18,636     485   $ 68,422   1,235   $ 82,320    1,745  $187,585   3,415
Domestic.......................................      68,514   4,684     91,016   7,745    209,061   13,719   269,733  23,528
                                                   --------  ------   --------  ------   --------  -------  --------  ------
                                                   $ 87,150   5,169   $159,438   8,980   $291,381   15,464  $457,318  26,943
                                                   ========  ======   ========  ======   ========  =======  ========  ======

Export coal sales are generally denominated in United States dollars.

Revenues by type of operations are as follows:

                                                     THREE MONTHS ENDED SEPTEMBER 30       NINE MONTHS ENDED SEPTEMBER 30
                                                   -----------------------------------   -----------------------------------
                                                         2003              2002                2003               2002
                                                   ----------------   ----------------   -----------------  ----------------
                                                     SALES              SALES             SALES              SALES
                                                    REVENUE  TONNES   REVENUE   TONNES   REVENUE   TONNES   REVENUE   TONNES
                                                    -------  ------   -------   ------   -------   ------   -------   ------
(in thousands of Canadian dollars except
volumes which are in thousands of tonnes)

Thermal........................................    $ 87,150   5,169   $113,998   8,283   $262,123   14,990  $333,295  25,003
Metallurgical..................................           -       -     45,440     697     29,258      474   124,023   1,940
                                                   --------  ------   -------   ------   --------  -------  --------  ------
                                                   $ 87,150   5,169   $159,438   8,980   $291,381   15,464  $457,318  26,943
                                                   ========  ======   ========  ======   ========  =======  ========  ======

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2003
                                   (Unaudited)

Revenues are derived from significant customers and in some cases substantially all production from a particular mine is sold to one customer. The number of customers, each accounting for more than 10% of revenue by type of operation, is as follows:

                                                    THREE MONTHS ENDED SEPTEMBER 30       NINE MONTHS ENDED SEPTEMBER 30
                                                  -----------------------------------   -----------------------------------
                                                          2003                 2002                   2003              2002
                                                  -------------------  --------------------   ------------------- ------------------
                                                   SALES    NUMBER OF    SALES    NUMBER OF   SALES    NUMBER OF   SALES   NUMBER OF
                                                  REVENUE   CUSTOMERS   REVENUE   CUSTOMERS   REVENUE  CUSTOMERS  REVENUE  CUSTOMERS
                                                  -------   ---------   -------   ---------   -------  ---------  -------  ---------
(in thousands of Canadian dollars except
number of customers)

MAJOR CUSTOMERS
Thermal........................................   $ 58,302      2      $ 76,039      3      $182,072      2      $232,993     3
Metallurgical..................................   $      -      -      $      -      -      $ 15,397      3      $      -     -

Credit risks are minimized to the extent that customers include major domestic utilities and accounts receivable on export sales are generally insured under government export development programs or secured by letters of credit.

3.       LONG-TERM DEBT

                                                                                         AS AT               AS AT
                                                                                      SEPTEMBER 30        DECEMBER 31
                                                                                          2003               2002
                                                                                      ------------       ------------
(in thousands of Canadian dollars)

Senior notes, at issue date........................................................   $    429,660       $    429,660
Cumulative foreign currency translation (gain) loss................................        (58,300)             4,730
                                                                                      ------------       ------------
Senior notes, at balance sheet date................................................        371,360            434,390
                                                                                      ------------       ------------

12.75% promissory note, due May 18, 2003...........................................              -             45,000
Less sinking fund..................................................................              -            (22,930)
                                                                                      ------------       ------------
                                                                                                 -             22,070
                                                                                      ------------       ------------

9.625% promissory note, due December 30, 2004......................................         89,300             89,300
Less sinking fund..................................................................        (44,874)           (41,999)
                                                                                      ------------       ------------
                                                                                            44,426             47,301
                                                                                      ------------       ------------

Capital lease obligations..........................................................          2,768              5,856
                                                                                      ------------       ------------

Due to Fording Coal Partnership....................................................          5,000                  -
                                                                                      ------------       ------------

Long-term debt.....................................................................        423,554            509,617
Current portion of long-term debt..................................................         (2,921)           (24,837)
                                                                                      ------------       ------------
                                                                                      $    420,633       $    484,780
                                                                                      ============       ============

LEP and LCL are party to a senior credit agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $100,000, subject to a borrowing base, which includes accounts receivable, coal inventory and a $25,000 charge on a dragline. Up to $75,000 of the credit facility may be used to secure letters of credit. Interest rates payable or advances under the facility are based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to operating earnings before interest, depreciation and amortization (EBITDA). To date, there have been no advances made under this facility and $61,049 of letters of credit, providing reclamation security, have been issued. The lenders have the right to convert the facility to a demand facility if LEP's fixed charge coverage ratio, calculated on a rolling 12-month basis, falls below 2.50. In October 2003, the senior credit agreement was extended until November 30, 2003 under the same terms and conditions.

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2003
                                   (Unaudited)

On May 18, 2003, the promissory note for $45 million at 12.75% was repaid. Under the terms of a coal supply agreement, the $21,379 excess of the principal amounts over the sinking fund balance, was recovered from our customer and included in other income in the second quarter.

Amounts due to Fording Coal Partnership relate to obligations under the Line Creek defined benefit pension plan, which was under-funded at the date of transfer from LCL. The amount owing is subject to adjustment following the completion of an actuarial valuation. This amount is repayable in equal installments over 5 years and outstanding amounts bear interest at 6.5% per annum. The first payment, which is expected to be $1,000 and is included in the current portion of long-term debt, was due April 1, 2003, but has been delayed pending the finalization of the actuarial valuation.

4.       FOREIGN CURRENCY TRANSLATION

Foreign currency translation gains and losses consist of the following:

                                                                               THREE MONTHS               NINE MONTHS
                                                                            ENDED SEPTEMBER 30         ENDED SEPTEMBER 30
                                                                         ------------------------   ------------------------
                                                                            2003          2002         2003          2002
                                                                         ----------    ----------   ----------    ----------
(in thousands of Canadian dollars)

Foreign currency  translation (gain) loss on
   Senior notes .....................................................    $   (1,347)   $   18,453   $  (63,030)   $   (1,980)
   US dollar cash balances...........................................           228          (301)       1,514            47
   Working capital balances .........................................        (1,242)       (1,275)      (1,580)          267
                                                                         ----------    ----------   ----------    ----------
                                                                         $   (2,361)   $   16,877   $  (63,096)   $   (1,666)
                                                                         ==========    ==========   ==========    ==========

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2003
                                   (Unaudited)

5.       INTEREST EXPENSE

Interest expense consists of the following:

                                                                               THREE MONTHS               NINE MONTHS
                                                                            ENDED SEPTEMBER 30         ENDED SEPTEMBER 30
                                                                         ------------------------   ------------------------
                                                                            2003           2002        2003          2002
                                                                         ----------    ----------   ----------    ----------
(in thousands of Canadian dollars)

Senior notes ........................................................    $    9,257    $   11,245   $   28,496    $   31,836
Promissory notes net of sinking fund interest income.................         1,414         2,453        6,720         7,578
Financial instruments................................................          (117)          867         (434)          250
Capital leases.......................................................            39            57          139           190
Reclamation security.................................................           257           606        1,357         2,098
Other ...............................................................            80           556          398           681
                                                                         ----------    ----------   ----------    ----------
                                                                             10,930        15,784       36,676        42,633
Subordinated notes...................................................         2,398             -        7,204        22,162
                                                                         ----------    ----------   ----------    ----------
                                                                         $   13,328    $   15,784   $   43,880    $   64,795
                                                                         ==========    ==========   ==========    ==========

6.       OTHER INCOME

Other income consists of the following:

                                                                               THREE MONTHS                 NINE MONTHS
                                                                            ENDED SEPTEMBER 30          ENDED SEPTEMBER 30
                                                                         ------------------------   ------------------------
                                                                            2003           2002        2003          2002
                                                                         ----------    ----------   ----------    ----------
(in thousands of Canadian dollars)

Gain on transfer of metallurgical coal assets........................    $        -    $        -   $   (7,343)   $        -
Boundary Dam promissory note.........................................             -             -      (21,379)            -
Recovery of Crown royalties..........................................          (401)          669       (1,180)         (904)
Net pension plan expense ............................................           275          (265)         406          (795)
Loss (gain) on disposal of assets....................................         1,577          (129)         592          (598)
Distributions from Fording Canadian Coal Trust ......................        (2,979)            -       (5,988)            -
Other expense (income) ..............................................        (1,228)         (711)        (335)       (1,053)
                                                                         ----------    ----------   ----------    ----------
                                                                         $   (2,756)   $     (436)  $  (35,227)   $   (3,350)
                                                                         ==========    ==========   ==========    ==========

Net pension plan expense excludes certain current service and other costs, which are included in cost of sales.

7.       COMMITMENTS AND CONTINGENCIES

On January 13, 2003, LCL agreed to transfer substantially all of its metallurgical coal assets to Fording Canadian Coal Trust effective February 28, 2003. Certain steps of the agreement have not been finalized due to differences in interpretation between certain parties to the transaction. Outstanding issues include working capital adjustments, federal Goods and Services Taxes on certain payments made under the agreement, and obligations for reclamation activities. It is not possible at this time to predict the outcome of any resolution of these issues.

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2003
                                   (Unaudited)

8.    SUBSEQUENT EVENT

Effective October 17, 2003 LEP acquired from its owners, Sherritt International Corporation and Ontario Teachers Pension Plan Board, all of the thermal coal assets and other mineral interests held by Sherritt Coal Partnership II. These thermal coal assets and other mineral interests consist of (i) a 50% joint venture interest in the Genesee mine and the contract mining operations at the Highvale and Whitewood mines (ii) certain coal and potash royalty agreements, and (iii) substantial non-producing coal and mineral reserves and non-reserve assets. Financial results for the third quarter and nine months ended September 30, 2003 do not include the financial results related to these assets.